Exhibit (15)

November 7, 2003

C-COR.net Corp.

State College, Pennsylvania

Re: Registration Statements on Form S-3 and Form S-8

With respect to the subject registration statements on Form S-3 (Nos. 333-32676, 333-75888, 333-82697, 333-87909, 333-90011 and 333-90589) and on Form S-8 (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-02505, 333-30982, 333-43592, 333-49826, 333-61226, 333-64040, 333-65805 and 333-89067), we acknowledge our awareness of the use therein of our report dated November 5, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Harrisburg, Pennsylvania